Exhibit 99.1
For More Information Contact:
Investors:
Damon Wright
(714) 382-5013
damon.wright@ingrammicro.com
INGRAM MICRO REPORTS SECOND QUARTER FINANCIAL RESULTS

Strong Financial Performance Highlighted by 13% Increase in Non-GAAP EPS
On a Currency Neutral Basis and $570 Million in Operating Cash Flow

Announces Initiation of $0.10 Quarterly Dividend,
Increases Share Repurchase Authorization by $300 Million

SANTA ANA, Calif., July 30, 2015 - Ingram Micro Inc. (NYSE: IM) today announced financial results for the second quarter ended July 4, 2015.

(US$ in millions, except EPS)	Second Quarter Ended
	July 4, 2015		June 28, 2014

Net Sales	$10,553	1	$10,909

Non-GAAP operating income	$151		$146
Non-GAAP operating margin	1.43%		1.34%

Operating income	$2	2	$98
Operating margin	0.02%		0.90%

Non-GAAP net income	$88		$86
Net income (loss)	$(34)		$51

Non-GAAP earnings per diluted share	$0.55	1	$0.54
Earnings per diluted share	$(0.22)	2	$0.32

1 The translation of foreign currencies negatively impacted 2015 second quarter net sales by 8% and non-GAAP earnings by 6 cents per diluted share, when compared to the 2014 second quarter.

2 GAAP operating income and EPS for the 2015 second quarter was impacted by a non-cash impairment of internally developed software related to the company's decision to stop its global ERP deployment.

A reconciliation of GAAP financial measures to non-GAAP financial measures is presented in the Supplementary Information section in this press release.

Alain Monié, Ingram Micro CEO, commented, “Our teams are doing a great job delivering increasingly rich and innovative products and services to our customers and vendor partners through product and macro-economic cycles. The results are evident in our second quarter performance, as we grew revenue 5 percent in local currencies, strongly leveraged our cost basis to improve non-GAAP operating margin by 9 basis points and at the same time generated excellent operating cash flow.”
Monié continued, “Over the past three years, we have successfully deployed capital to make important investments in acquisitions, building organic capabilities, improving our go-to-market motion and broadening our global presence. And our efforts have been rewarded by increasing profitability and earnings growth. From a liquidity standpoint, we also have sufficient access to capital to run and grow our business, and we will continue to make investments that evolve our model to deliver greater profitability, especially from service offerings. Based on our solid performance and confidence in our ability to deliver our long term targets, we have decided to implement a new capital allocation strategy that targets a return of one-third of our free cash flow to shareholders on an annual basis. This will be done through two vehicles: first, we are initiating a quarterly dividend of 10 cents, beginning this third quarter, which we intend to grow over time. Second, we will fulfill the balance of our new capital allocation strategy through share repurchases, both opportunistically and to offset dilution. Accordingly, our board has approved an additional $300 million, three-year share repurchase authorization.”
Monié concluded, “As illustrated by our second quarter results and our guidance for the third quarter, our strategies are working, our performance is increasing and our commitment to deliver on our longer term targets is only stronger.”
The Ingram Micro Board of Directors has declared a quarterly cash dividend of $0.10 per share of the company’s common stock. The dividend payment will be made on September 15, 2015, to stockholders of record at the close of market on September 1, 2015.

Second Quarter Results of Operations
Worldwide second quarter sales were $10.6 billion, down 3 percent in U.S. dollars and up 5 percent on a currency neutral basis. Non-GAAP operating income of $151 million was up 3 percent, or up 12 percent on a currency neutral basis, over last year. Non-GAAP operating margin of 1.43 percent grew 9 basis points over last year.
North America, Europe and Asia Pacific all delivered solid operating leverage, benefiting from increased sales of higher value product categories in the company’s core business, including in networking, data security, infrastructure software, unified communications and virtualization. Additionally, operating margin benefited from softer demand in lower margin retail and consumer markets, particularly for desktop PCs in North America and Europe. Strong leverage in North America was offset by lower profit contribution from the mobility distribution business. Latin America profitability was impacted by a greater mix of volume sales from acquired businesses in Peru and Chile, where cost synergies are not expected to be fully realized until the 2015 fourth quarter.
2015 second quarter non-GAAP net income was $88 million, with non-GAAP earnings of 55 cents per diluted share, up 2 percent when compared to the 2014 second quarter, and up 13 percent on a currency neutral basis. Compared to the same period of 2014, the translation of foreign currencies negatively impacted 2015 second quarter non-GAAP earnings by 6 cents per diluted share. This amount was 2 cents higher than the company anticipated when it provided its initial earnings outlook for the 2015 second quarter.
In addition to excluding reorganization, integration and other transition costs associated with the implementation of cost savings plans and recent acquisitions, non-GAAP operating income and non-GAAP earnings exclude a non-cash, pre-tax charge of $116 million related to an impairment of internally developed software, which is covered in more detail below in the business highlights section.

Key 2015 second quarter business highlights:

•	Cash provided by operations for the 2015 second quarter was nearly $570 million.

•	Working capital days at the end of the quarter were 27, a 4 day sequential decrease from the 2015 first quarter and in-line with last year.

•
Since the announcement of the resumption of the company’s share repurchase program in early May 2015 through July 28, 2015, Ingram Micro has repurchased 4.7 million shares for a total cost of $119 million dollars.

•
In July 2015, Ingram Micro began taking actions globally on its previously announced cost savings program, including implementing lean corporate initiatives and further empowering individual countries where much of the actual business motion occurs. These actions are expected to enable the organization to get closer to customers and partners and support more rapid decision making at the country level, while producing additional efficiency and productivity gains. The company continues to expect to deliver annual global cost savings of $100 million in 2016. The company notified the majority of its impacted associates in July and expects to realize approximately $5 million of cost savings in the 2015 third quarter and $10 million of cost savings in the 2015 fourth quarter. Costs associated with these actions are now expected to be in the range of $50 to $60 million.

•
The company began its program to deploy a new global ERP system 7 years ago. Over that period, the business has significantly diversified and new technologies allow legacy systems and diverse applications to easily be connected in a modular way, which allows these legacy systems to be part of a flexible, powerful and efficient solution. After careful evaluation, the company has concluded that this combined systems strategy is more flexible and economical and better aligned with its evolving business model than a single global system. Accordingly, the company has stopped its global ERP deployment and recorded a non-cash, pre-tax charge related to an impairment of internally developed software.

•
Ingram Micro continued its expansion into the Middle East’s high growth IT market through the acquisition of a 75 percent interest in the business assets of Arabian Applied Technology, the largest value-added technology solutions distributor in Saudi Arabia. The addition is expected to contribute revenue of approximately $200 million on a full year basis and the partial contribution this year is expected to be modestly accretive to Ingram Micro's earnings in 2015.

•
Ingram Micro continued to broaden its mobility services expertise with the acquisition of CANAI Group and Clarity Technology, adding services including retail, carrier and web-based trade-in processes,

sustainable recovery, and reuse and recycling of electronic products, reverse logistics, repairs, parts and accessory management and diagnostics and repair avoidance. Revenue and earnings from these acquisitions are not expected to be material in 2015.

•
Ingram Micro significantly expanded its global cloud presence in Europe and Asia Pacific, launching its latest cloud marketplace in Australia, Belgium, Germany, Italy, New Zealand, Spain and Sweden. The company’s automated Cloud Marketplace is now available for vendor partners and customers in 13 countries worldwide. The Ingram Micro Cloud Marketplace is an ecosystem of buyers, sellers and solutions that empowers channel partners and IT professionals to configure, provision and manage cloud technologies with confidence and ease. The Cloud Marketplace enables efficient management of the complete end-customer cloud subscription lifecycle from a single, automated platform, and offers an end-to-end portfolio of vetted cloud solutions that covers all major business categories including infrastructure, security, communication and collaboration, business applications and platform, and cloud management services.

•	Ingram Micro companies received a number of vendor partner and industry awards including:

◦
The company’s Armada business, the largest value-added technology distributor in Turkey, received the Cisco Distribution Partner of the Year Award. Armada was recognized for its high sales volumes, business developments in small and medium-sized enterprises and contributions to the development of IT sector in 2014.

◦	Ingram Micro’s Aptec business in the Middle East, Turkey and Africa received the VMware Distributor of the Year Award.

◦	Ingram Micro’s Promark Technology business, one of the premier value added distributors in the United States, was named the 2014-2015 Distributor of the Year by Nutanix.

◦
Ingram Micro Canada earned two distinct honors from Staples, Inc. for its service excellence and new business contributions around the Staples Advantage Marketplace and Mobility: The Staples Advantage Technology Vendor Award and Staples Category Development Award.

◦
Additionally, Ingram Micro was named a multiple 2015 ChannelPro Readers' Choice Award winner, receiving four gold awards in the categories of Distributors for Best Cloud/MSP Service Offerings, Best Financing Options, Best Sales Support, and Best Training Programs; as well as one silver award for Best Hardware/Software. The wins represent the fourth consecutive year Ingram Micro has outperformed its competition to capture top honors across multiple categories.

Outlook
The following statements are based on the company's current expectations for the 2015 third quarter and exclude the amortization of intangible assets, charges associated with acquisition-related costs, reorganization, integration and transition costs and charges associated with expense reduction programs and the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity. These statements are forward-looking and actual results may differ materially.

For the 2015 third quarter, Ingram Micro currently expects consolidated sales in the range of $10.5 to $11.0 billion. Non-GAAP earnings per diluted share for the 2015 third quarter are expected to be in the range of 60 to 68 cents, which includes a negative impact of 6 cents related to currency movement, when compared with the third quarter last year. The company also said that it expects to generate approximately $700 million in cash flow from operations for the 2015 full year.

Non-GAAP Disclosures
            In addition to GAAP results, Ingram Micro is reporting non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. These non-GAAP measures exclude charges associated with reorganization, acquisitions, integration and transition costs, including those associated with the company’s previously announced cost savings programs, and the amortization of intangible assets. These non-GAAP financial measures also exclude a charge related to an impairment of internally developed software in the second quarter of 2015 resulting from the company’s decision to stop its global ERP deployment. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity. Non-GAAP earnings per diluted share for the thirteen weeks ended July 4, 2015 also reflects the impact of 3.2 million common stock equivalents that are excluded from GAAP diluted weighted average shares because they are antidilutive with respect to the GAAP net loss.

            The non-GAAP measures noted above are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similarly titled items that present related measures differently.  The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

            Reconciliation of GAAP to non-GAAP financial measures for the periods presented is attached to the press release.

Conference Call and Webcast
Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (877) 869-3847 (toll-free within the United States and Canada) or (201) 689-8261 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (877) 660-6853 or (201) 612-7415, conference ID “13611356.”

About Ingram Micro Inc.

Ingram Micro helps businesses realize the promise of technology. It delivers a full spectrum of global technology and supply chain services to businesses around the world. Deep expertise in technology solutions, mobility, cloud, and supply chain solutions enables its business partners to operate efficiently and successfully in the markets they serve. More at www.ingrammicro.com.

# # #
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to the expected benefits from acquisitions and our ability to enhance earnings power and the impact of foreign currency rates, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) changes in macro-economic conditions, including from currency movements, can affect our business and results of operations; (2) our acquisition and investment strategies may not produce the expected benefits and our cost reduction programs may not produce the anticipated benefits, each of which may adversely affect results of operations; (3) failure to declare and pay our quarterly dividend as planned; (4) we are dependent on a variety of information systems, which, if not properly functioning, and available, or if we experience system security breaches, data protection breaches or other cyber-attacks,could adversely disrupt our business and harm our reputation and net sales; (5) failure to retain and recruit key personnel would harm our ability to meet key objectives; (6) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (7) our failure to adequately adapt to industry changes could negatively impact our future operating results; (8) we continually experience intense competition across all markets for our products and services; (9) termination of a key supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) substantial defaults by our customers or the loss of significant customers could negatively impact our business, results of operations, financial condition or liquidity; (11) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (12) our goodwill, identifiable intangible assets, and other long-lived assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs; (13) changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (14) we cannot predict the outcome of litigation matters and other contingencies that we may be involved with from time to time; (15) we may become involved in intellectual property disputes that could cause us to incur substantial costs, divert the efforts of management or require us to pay substantial damages or licensing fees; (16) our failure to comply with the requirements of environmental regulations could adversely affect our business; (17) we face a variety of risks in our reliance on third-party service companies, including shipping companies, for the delivery of our products and outsourcing arrangements; (18) changes in accounting rules could adversely affect our future operating results; and (19) our quarterly results have fluctuated significantly. There are additional contingencies associated with each of the above identified risks. For example, in connection with our acquisition strategy, we risk failing to realize the anticipated benefits of an acquisition due to, among other things, the unsuccessful integration of an acquired business. Despite its global presence, Ingram Micro may fail to proactively identify and tap into emerging markets and geographies. We have historically instituted, and will continue to institute, changes to our strategies, operations and processes in an effort to address and mitigate risks; however, there are no assurances that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to our SEC filings, and specifically to Item 1A-Risk Factors, of our latest Annual Report on Form 10K.

# # #
© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Amounts in 000s)
(Unaudited)

	July 4, 2015	January 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$766,492	$692,777
Trade accounts receivable, net	4,921,884	6,115,328
Inventory	3,796,176	4,145,012
Other current assets	646,761	532,406
Total current assets	10,131,313	11,485,523
Property and equipment, net	333,756	432,430
Goodwill	555,927	532,483
Intangible assets, net	328,678	318,689
Other assets	64,235	62,318
Total assets	$11,413,909	$12,831,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,464,524	$6,522,369
Accrued expenses	565,012	542,038
Short-term debt and current maturities of long-term debt	86,204	372,026
Total current liabilities	6,115,740	7,436,433
Long-term debt, less current maturities	1,097,102	1,096,889
Other liabilities	124,373	132,295
Total liabilities	7,337,215	8,665,617
Stockholders’ equity	4,076,694	4,165,826
Total liabilities and stockholders’ equity	$11,413,909	$12,831,443

Ingram Micro Inc.
Consolidated Statement of Income (Loss)
(Amounts in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	July 4, 2015	June 28, 2014

Net sales	$10,553,278	$10,909,379
Cost of sales	9,896,453	10,275,634
Gross profit	656,825	633,745
Operating expenses:
Selling, general and administrative	515,575	497,592
Amortization of intangible assets	17,089	14,421
Reorganization costs	6,236	23,513
Impairment of internally developed software	115,856	—
	654,756	535,526
Income from operations	2,069	98,219
Other expense (income):
Interest income	(1,201)	(1,312)
Interest expense	21,212	18,425
Net foreign currency exchange loss	6,738	582
Other	3,481	3,561
	30,230	21,256
Income (loss) before income taxes	(28,161)	76,963
Provision for income taxes	6,132	26,350
Net income (loss)	$(34,293)	$50,613
Diluted earnings per share	$(0.22)	$0.32
Diluted weighted average shares outstanding	156,329	159,186

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended
	July 4, 2015	June 28, 2014

Net sales	$21,197,704	$21,293,368
Cost of sales	19,923,418	20,049,043
Gross profit	1,274,286	1,244,325
Operating expenses:
Selling, general and administrative	1,015,350	987,236
Amortization of intangible assets	33,020	28,573
Reorganization costs	10,276	61,937
Impairment of internally developed software	115,856	—
	1,174,502	1,077,746
Income from operations	99,784	166,579
Other expense (income):
Interest income	(1,659)	(2,737)
Interest expense	43,370	37,747
Net foreign currency exchange loss	14,276	2,170
Other	6,943	8,544
	62,930	45,724
Income before income taxes	36,854	120,855
Provision for income taxes	27,872	45,409
Net income	$8,982	$75,446
Diluted earnings per share	$0.06	$0.47
Diluted weighted average shares outstanding	159,549	158,962

Ingram Micro Inc.
Consolidated Statement of Cash Flows
(Amounts in 000s)
(Unaudited)

	Twenty-six Weeks Ended
	July 4, 2015	June 28, 2014
Cash flows from operating activities:
Net income	$8,982	$75,446
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	76,499	71,089
Stock-based compensation	17,529	16,460
Excess tax benefit from stock-based compensation	(4,149)	(3,703)
Loss on write-off of assets	—	8,302
Gain on sale of property and equipment	(146)	—
Impairment of internally developed software	115,856	—
Noncash charges for interest and bond discount amortization	1,510	1,181
Deferred income taxes	6,117	(5,767)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	1,173,852	593,179
Inventory	328,530	(466,876)
Other current assets	(129,910)	(49,659)
Accounts payable	(860,437)	(568,496)
Change in book overdrafts	(84,010)	78,263
Accrued expenses	(23,299)	(201,703)
Cash provided (used) by operating activities	626,924	(452,284)
Cash flows from investing activities:
Capital expenditures	(56,573)	(40,897)
Sale of marketable securities, net	—	1,100
Proceeds from sale of property and equipment	359	—
Cost-based investment	—	(10,000)
Acquisitions, net of cash acquired	(94,255)	(17,367)
Cash used by investing activities	(150,469)	(67,164)
Cash flows from financing activities:
Proceeds from exercise of stock options	6,267	11,511
Repurchase of Class A Common Stock	(44,208)	—
Excess tax benefit from stock-based compensation	4,149	3,703
Other consideration for acquisitions	(2,358)	—
Net proceeds from (repayments of) revolving credit facilities	(353,784)	311,187
Cash provided (used) by financing activities	(389,934)	326,401
Effect of exchange rate changes on cash and cash equivalents	(12,806)	(10,652)
Increase (decrease) in cash and cash equivalents	73,715	(203,699)
Cash and cash equivalents, beginning of period	692,777	674,390
Cash and cash equivalents, end of period	$766,492	$470,691

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Thirteen Weeks Ended July 4, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Impairment of Internally Developed Software	Consolidated Total

Net Sales	$4,618.5	$2,855.0	$2,481.5	$598.3	$—	$—	$10,553.3

GAAP Operating Income	$80.6	$11.4	$30.9	$6.1	$(11.0)	$(115.9)	$2.1
Reorganization, integration and transition costs	8.6	4.7	0.4	1.7	—	—	15.4
Amortization of intangible assets	10.3	4.8	1.8	0.2	—	—	17.1
Impairment of internally developed software	—	—	—	—	—	115.9	115.9
Non-GAAP Operating Income	$99.5	$20.9	$33.1	$8.0	$(11.0)	$—	$150.5

GAAP Operating Margin	1.75%	0.40%	1.25%	1.01%			0.02%
Non-GAAP Operating Margin	2.15%	0.73%	1.33%	1.33%			1.43%

	Thirteen Weeks Ended June 28, 2014
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation		Consolidated Total

Net Sales	$4,611.0	$3,417.7	$2,359.1	$521.6	$—		$10,909.4

GAAP Operating Income	$72.1	$3.1	$23.7	$8.0	$(8.6)		$98.2
Reorganization, integration and transition costs	16.8	15.4	1.2	0.1	—		33.5
Amortization of intangible assets	9.9	2.9	1.4	0.2	—		14.4
Non-GAAP Operating Income	$98.7	$21.4	$26.3	$8.3	$(8.6)		$146.2

GAAP Operating Margin	1.56%	0.09%	1.00%	1.53%			0.90%
Non-GAAP Operating Margin	2.14%	0.63%	1.12%	1.59%			1.34%

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Twenty-six Weeks Ended July 4, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Impairment of Internally Developed Software	Consolidated Total

Net Sales	$9,060.1	$5,929.2	$5,025.7	$1,182.7	$—	$—	$21,197.7

GAAP Operating Income	$134.9	$18.3	$62.6	$17.4	$(17.5)	$(115.9)	$99.8
Reorganization, integration and transition costs	14.3	8.2	2.3	2.3	—	—	27.1
Amortization of intangible assets	20.7	8.1	3.7	0.4	—	—	32.9
Impairment of internally developed software	—	—	—	—	—	115.9	115.9
Non-GAAP Operating Income	$169.9	$34.6	$68.6	$20.1	$(17.5)	$—	$275.7

GAAP Operating Margin	1.49%	0.31%	1.25%	1.47%			0.47%
Non-GAAP Operating Margin	1.88%	0.58%	1.36%	1.70%			1.30%

	Twenty-six Weeks Ended June 28, 2014
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation		Consolidated Total

Net Sales	$8,753.1	$6,877.0	$4,648.2	$1,015.1	$—		$21,293.4

GAAP Operating Income (Loss)	$133.8	$(8.1)	$40.5	$17.0	$(16.5)		$166.6
Reorganization, integration and transition costs	29.9	46.2	3.8	0.6	—		80.5
Amortization of intangible assets	19.6	5.7	2.8	0.4	—		28.6
LCD class action settlement	(6.6)	—	—	—	—		(6.6)
Non-GAAP Operating Income	$176.7	$43.8	$47.1	$18.0	$(16.5)		$269.1

GAAP Operating Margin	1.53%	(0.12)%	0.87%	1.67%			0.78%
Non-GAAP Operating Margin	2.02%	0.64%	1.01%	1.77%			1.26%

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Thirteen Weeks Ended July 4, 2015
	Net Income (Loss)	Diluted Earnings per Share (a)

As Reported Under GAAP	$(34.3)	$(0.22)
Reorganization, integration and transition costs	8.9	0.06
Amortization of intangible assets	12.6	0.08
Impairment of internally developed software	99.7	0.64
Pan-Europe foreign exchange loss	0.8	0.00
Share dilution (b)	—	(0.01)
Non-GAAP Financial Measure	$87.7	$0.55

	Thirteen Weeks Ended June 28, 2014
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$50.6	$0.32
Reorganization, integration and transition costs	25.9	0.16
Amortization of intangible assets	10.3	0.06
Pan-Europe foreign exchange gain	(0.4)	(0.00)
Non-GAAP Financial Measure	$86.4	$0.54

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 156.3 and 159.2 for the thirteen weeks ended July 4, 2015 and June 28, 2014, respectively.

(b)	Share dilution reflects impact of 3.2 common stock equivalents that are excluded from GAAP diluted weighted average shares because they are antidilutive with respect to the GAAP net loss.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Twenty-six Weeks Ended July 4, 2015
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$9.0	$0.06
Reorganization, integration and transition costs	19.9	0.13
Amortization of intangible assets	23.9	0.15
Impairment of internally developed software	99.7	0.62
Pan-Europe foreign exchange loss	3.4	0.02
Non-GAAP Financial Measure	$155.9	$0.98

	Twenty-six Weeks Ended June 28, 2014
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$75.4	$0.47
Reorganization, integration and transition costs	64.8	0.41
Amortization of intangible assets	20.4	0.13
LCD class action settlement	(4.7)	(0.03)
Pan-Europe foreign exchange gain	(1.6)	(0.01)
Non-GAAP Financial Measure	$154.3	$0.97

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 159.5 and 159.0 for the twenty-six weeks ended July 4, 2015 and June 28, 2014, respectively.